UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Orchid BioSciences, Inc. (Name of Registrant as Specified In Its Charter)

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Orchid BioSciences, Inc. 4390 US Route One Princeton, NJ 08540 609.750.2200 tel 609.750.6400 fax ir@orchid.com www.orchid.com

May 9, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Orchid BioSciences, Inc. to be held at 10:00 a.m. on Thursday, June 12, 2003 at our headquarters, 4390 US Route One, Princeton, New Jersey 08540, referred to in these materials as the “Meeting.”

At the Meeting, we will seek stockholder approval to (i) elect Ms. Nicole S. Williams and Dr. George F. Poste, each as a Class III Director to the Board of Directors, (ii) adopt and implement the 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan, and (iii) ratify the selection of KPMG LLP as our independent public accountants. Our Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Meeting.

We hope you will be able to attend the Meeting. Whether you plan to attend the Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the proxy card. This will ensure your proper representation at the Meeting.

Sincerely,

/s/ Andrew P. Savadelis
Andrew P. Savadelis
Chief Financial Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

ORCHID BIOSCIENCES, INC.

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. local time on Thursday, June 12, 2003

PLACE	4390 US Route One Princeton, New Jersey 08540

ITEMS OF BUSINESS	(1) To elect Nicole S. Williams and George F. Poste, each as a Class III Director to the Board of Directors, to serve for a term ending in 2006 and until their respective successors are duly elected and qualified.

(2) To consider and act upon a proposal to approve the 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan that will reserve 2,500,000 shares for issuance under the plan to our employees.

(3) To consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2003.

(4) To transact such other business as may be properly brought before the Meeting and any adjournments thereof.

RECORD DATE	You are entitled to vote only if you were an Orchid BioSciences stockholder as of the close of business on April 17, 2003.

ANNUAL REPORT	Our 2002 Annual Report, which is not part of the proxy soliciting material, is enclosed.

PROXY VOTING	All stockholders are cordially invited to attend the Meeting. You do not need to attend the Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a bank or broker account and have previously elected to receive materials electronically, you may also be eligible to vote your shares electronically. Whether you plan to attend the Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card, as soon as possible in accordance with the instructions set forth on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience should you choose to vote by returning your proxy card via regular mail. A list of stockholders of record will be available at the Meeting and, during the 10 days prior to the Meeting at the office of the Secretary at the above address.

This notice of the 2003 Annual Meeting of Stockholders and Proxy Statement and form of proxy are being distributed on or about May 9, 2003.

By Order of the Board of Directors

/s/ Andrew P. Savadelis
Andrew P. Savadelis
Chief Financial Officer and Secretary

ORCHID BIOSCIENCES, INC.
4390 US ROUTE ONE
PRINCETON, NEW JERSEY 08540

PROXY STATEMENT FOR THE ORCHID BIOSCIENCES, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2003

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2003 Annual Meeting of Stockholders on Thursday, June 12, 2003 at 10 a.m. The Meeting will be held at the headquarters of the Company located at 4390 US Route One, Princeton, New Jersey, 08540.

In this proxy statement, we refer to Orchid BioSciences, Inc. as the “Company”, “Orchid”, “we”, “us” or “our.”

Who can vote at the Meeting?

Stockholders who owned shares of our Common Stock on April 17, 2003 may attend and vote at the Meeting. Each share is entitled to one vote on each proposal that will come before the Meeting. There were 55,738,781 shares of our Common Stock outstanding on April 17, 2003. Information about the stock holdings of our directors and executive officers is contained in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and by Management” on pages 9 and 10 of this proxy statement.

What is the proxy card?

The proxy card enables you to appoint Mr. Andrew P. Savadelis and Mr. Michael Spicer, Chief Financial Officer and Vice President of Finance of the Company, respectively, as your representatives at the Meeting. By completing and returning the proxy card, you are authorizing Mr. Savadelis and Mr. Spicer to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, Mr. Savadelis and Mr. Spicer will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

The items of business scheduled to be voted on at the Meeting are:

•	The election of certain directors;

•	The approval of the 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan; and

•	The ratification of independent auditors for the 2003 fiscal year.

We will also consider other business that properly comes before the Meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote as follows:

•	“FOR” the election of each of the nominees to the Board of Directors;

•	“FOR” the adoption of the 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan; and

•	“FOR” the ratification of the selection of independent auditors for our fiscal year ending December 31, 2003.

If any other matter is presented, your proxy holder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If on April 17, 2003 your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are a stockholder of record who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If on April 17, 2003 your shares are held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder.

How do I vote?

(1)	You may vote by mail.

You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

	•	as you instruct; and

	•	according to the best judgment of Mr. Savadelis and Mr. Spicer if a proposal comes up for a vote at the Meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

	•	FOR the election of Nicole S. Williams and George F. Poste, as Class III Directors;

	•	FOR the approval of the 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan; and

	•	FOR the ratification of the appointment of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2003.

(2)	You may vote in person at the Meeting.

We will pass out written ballots to anyone who wants to vote at the Meeting. However, if you hold your shares in street name, you must bring to the Meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the Meeting.

(3)	If you hold your shares in street name, you may also be eligible to vote electronically, only if you have previously elected to receive materials electronically from your bank or broker. If you have questions about electronic voting, please contact your bank or broker.

We encourage you to examine your proxy card closely to make sure that you are voting all of your shares in the Company.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	You may send in another proxy with a later date;

•	You may notify our Secretary in writing before the Meeting that you have revoked your proxy;

•	You may vote in person at the Meeting; or

•	You may vote via the Internet, only if you hold your shares in street name and have previously elected to received your materials and vote via the Internet.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the Meeting and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, as described above under the heading “How do I vote?”

Will my shares be voted if I do not sign and return my proxy card?

(1)	If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the rules of The Nasdaq Stock Market to vote customers’ unvoted shares on some “routine” matters. The election of directors, the proposal to approve certain employee stock purchase plans for which the underlying shares constitute less than 5% of the issued and outstanding shares of the Company; and the proposal to ratify our selection of independent public accountants are considered routine matters. If you do not give a proxy to vote your shares, your brokerage firm may either:

• vote your shares on routine matters, or

• leave your shares unvoted.

If a brokerage firm entitled to vote your shares leaves those shares unvoted, those shares will not be counted for purposes of determining whether a proposal has been approved.

You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your broker. If you hold your shares in street name and you do not authorize your broker to vote on your behalf, you must request a legal proxy from your stockbroker in order to vote at the Meeting, as described above under the heading “How do I vote?” We encourage you to provide instructions to your brokerage firm by giving your proxy to your broker. This ensures your shares will be voted at the Meeting.

(2)	If your shares are in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the Meeting.

What is the Effect of Broker Non-Votes, Withholdings and Abstentions?

	•	Broker Non-Votes: If your broker holds your shares in its name, the broker will be entitled to vote your shares on each of the proposals even if it does not receive instructions from you. If your broker cannot vote your shares on a particular matter because it does not have instructions from you or discretionary voting authority on that matter, this is referred to as a “broker non-vote”. An affirmative plurality of the votes cast is required for approval of proposal 1, and an affirmative majority of the votes cast is required for approval of proposals 2 and 3. As a result, broker non-votes will have no effect on the outcome of any of the proposals, because broker non-votes are treated as shares present or represented, but not entitled to vote and accordingly, are not included in the count of total votes cast.

	•	Withholdings: If you elect to withhold authority to vote on proposal 1, it will have no effect on the outcome of the vote.

	•	Abstentions: Abstentions are treated as shares present or represented and entitled to vote at the Meeting in order to establish a quorum, as described below under the heading “How many stockholders are needed either in person or by proxy to hold the Meeting?” Because the election of a director requires a plurality of the votes cast, and the approval of the 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan and the ratification of the selected auditors each require an affirmative majority of the votes cast, abstentions will have no effect on the outcome of the votes for any of the proposals.

How many stockholders are needed either in person or by proxy to hold the Meeting?

To hold the Meeting and conduct business, a majority of our outstanding shares entitled to vote as of April 17, 2003 must be present at the Meeting. This is called a quorum.

Shares are counted as present at the Meeting if the stockholder either:

•	is present and votes in person at the Meeting; or

•	has properly submitted a proxy card.

What is the voting requirement to approve each of the proposals?

Proposal 1: Election of Directors	A plurality of the votes cast is required for the election of directors. This means that the nominees for director with the most votes will be elected. Abstentions and broker non-votes are not counted as votes “for” or “against” and will have no effect on the outcome of the vote.

Proposal 2: 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan	To approve the 2003 Employee Stock Purchase Plan, a majority of votes cast must be “for” the proposal. Abstentions and broker non-votes with respect to this proposal are not counted as votes “for” or “against” and will have no effect on the outcome of the vote.

Proposal 3: Ratification of Selection of Auditors	To approve the proposal to ratify the appointment of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2003, a majority of the votes cast must be “for” the proposal. Abstentions and broker non-votes with respect to this proposal are not counted as votes “for” or “against” and will have no effect on the outcome of the vote.

How many votes are required to approve other matters that may come before the stockholders at the Meeting?

A majority of the shares present at the Meeting and affirmatively cast, in person or by proxy, excluding broker non-votes and abstentions.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting and will announce the final results in our quarterly report on Form 10-Q for the quarter ended June 30, 2003. We will file that report with the SEC, and you can obtain a copy by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. You can also obtain a copy on the Internet at www.orchid.com.

Who will bear the cost of soliciting votes for the Meeting?

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this proxy statement. We will furnish copies of solicitation materials to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of our Common Stock held in their names. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by our directors, officers and other employees who are part of our Investor Relations and Legal Departments. No additional compensation will be paid to our directors, officers or other employees for such services.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and our company. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Company, by calling its toll free number, 1-800-937-5449.

If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Orchid shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

• If your Orchid shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling them at 1-800-937-5449 or writing them at 59 Maiden Lane, Plaza Level, New York, NY 10038.

• If a broker or other nominee holds your Orchid shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

May I propose actions for consideration at next year’s annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For your proposal to be considered, you must give notice in writing to our Secretary no earlier than the close of business on March 15, 2004 and no later than the close of business on April 13, 2004. However, if the date of the upcoming 2004 annual meeting of stockholders is more than 30 days before or more than 60 days after the date of this Meeting, or if we call a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, then you must submit notice of your proposal or nomination no earlier than 90 days prior to the upcoming 2004 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

(i)	60 days prior to the meeting; or

(ii)	10 days after the first public announcement of the meeting date.

Proposals must also comply with our Bylaws and the Securities and Exchange Commission regulations under Rule 14a-8 concerning shareholder proposals. Proposals should be addressed to:

Corporate Secretary
Orchid BioSciences, Inc.
4390 US Route One
Princeton, NJ 08540

Proposals received after the above applicable dates will not be voted on at the annual meeting. If a proposal is received before the above applicable dates, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy regulations of the Securities and Exchange Commission.

Who can help answer my questions?

You can call Tracy J. Henrikson, our Director of Corporate Communications, at (609) 750-2200 with any questions about proposals described in this proxy statement or how to execute your vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 15, 2003 concerning the beneficial ownership of the Common Stock by each Stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each member of the Board of Directors as of the fiscal year-end, each nominee for the Board of Directors who is not currently serving on the Board, each executive officer named in the Summary Compensation Table on page 15, and all directors and current executive officers as a group.

	Shares Beneficially Owned (1)
Name and Address**	Number of Shares Owned	Number of Shares Issuable ***	Percent (#)
Directors and Executive Officers
Andrew P. Savadelis	64,583	64,583	*
Sidney M. Hecht, Ph.D.	59,688	40,688	*
Samuel D. Isaly (2)	2,488,335	299,106	4.4%
Jeremy M. Levin, D. Phil., MB.BChir.	34,104	34,104	*
Ernest Mario, Ph.D.	30,586	30,586	*
Kenneth D. Noonan, Ph.D.	11,771	11,771	*
George F. Poste, DVM, Ph.D.	180,955	180,955	*
Robert M. Tien, M.D., M.P.H.	46,570	46,570	*
Nicole S. Williams	1,528	1,528	*
All directors and executive officers as a group (9 persons)	2,918,120	709,891	5.1%

Former officers
Dale R. Pfost, Ph.D.(3)	759,230	642,839	1.3%
Donald R. Marvin (4)	469,506	439,304	*

#	The percentage reflects both the number of shares beneficially owned and number of shares issuable.

*	Represents beneficial ownership of less than 1% of our outstanding shares of Common Stock.

**	The address of each Stockholder listed is c/o Orchid BioSciences, Inc., 4390 US Route One, Princeton, New Jersey, 08540.

***	Shares that can be acquired through stock option exercises through May 14, 2003.

(1)  The number of shares of Common Stock issued and outstanding on March 15, 2003 was 55,738,781. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at March 15, 2003, plus shares of Common Stock subject to options or warrants held by such person at March 15, 2003 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. Attached to each share of Common Stock is a Preferred Stock Purchase Right to acquire one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share, which Preferred Stock Purchase Rights are not presently exercisable.

(2)  The Number of Shares Owned includes 807,749 shares of Common Stock held by Eaton Vance Worldwide Health Sciences Fund, 526,782 shares of Common Stock held by PHARMAw/HEALTH, 410,254 shares of Common Stock held by Finsbury Worldwide Pharmaceutical Trust, 222,222 shares of Common Stock held by Hare & Co. for the benefit of Finsbury Worldwide Pharmaceutical Trust, 148,148 shares of Common Stock held by Winchester Global Trust Company Limited, trustee for Caduceus Capital Trust, Ltd., 74,074 shares of Common Stock held by Caduceus Capital II, L.P.

The Number of Shares Issuable includes 100,000 shares of Common Stock subject to currently exercisable warrants held in the name of Eaton Vance Worldwide Health Sciences Fund, 100,000 shares of Common Stock subject to currently exercisable warrants held in the name of Finsbury Worldwide Pharmaceutical Trust, 75,000 shares of Common Stock subject to currently exercisable warrants held in the name of Caduceus Capital II, L.P., 20,000 shares of Common Stock subject to options exercisable within the 60-day period following March 15, 2003 held by OrbiMed Advisors LLC, 1,325 shares of Common Stock subject to options exercisable within the 60-day period following March 15, 2003 held by Eaton Vance Worldwide Health Sciences Fund, 1,035 shares of Common Stock subject to options exercisable within the 60-day period following March 15, 2003 held by Finsbury Worldwide Pharmaceutical Trust, 866 shares of Common Stock subject to options exercisable within the 60-day period following March 15, 2003 held by PHARMAw/HEALTH, 480 shares of Common Stock subject to options exercisable within the 60-day period following March 15, 2003 held by PW Eucalyptus Fund, L.L.C., 245 shares of Common Stock subject to options exercisable within the 60-day period following March 15, 2003 held by Winchester Global Trust Company Limited, trustee for Caduceus Capital Trust, Ltd., 123 shares of Common Stock subject to options exercisable within the 60-day period following March 15, 2003 held by Caduceus Capital II, L.P. and 32 shares of Common Stock subject to options exercisable within the 60-day period following March 15, 2003 held by PW Eucalyptus Fund, Ltd.

OrbiMed Advisors LLC is the investment advisor for each of these funds, whose managing member, Samuel D. Isaly, has sole authority to vote such shares and as such is considered the beneficial owner of the Common Stock held by each of these funds. Mr. Isaly, who is the managing member of OrbiMed Advisors LLC, is deemed to be the beneficial owner of the shares of Common Stock attributable to OrbiMed Advisors LLC.

(3)  The Number of Shares Owned includes 5,000 shares held by Dr. Pfost’s wife, individually, and 2,000 shares held jointly by Dr. Pfost’s wife and son.

(4)  The Number of Shares Owned includes 25,000 shares of Common Stock subject to currently exercisable warrants held by Cairn Investments Inc., 27,702 shares of Common Stock held by Cairn Investments Inc. and 2,500 shares of Common Stock held by Mr. Marvin’s wife. Cairn Investments Inc. is an investment corporation whose stockholders consist of Mr. Marvin and his wife.

MANAGEMENT

Board of Directors

Our Second Amended and Restated Bylaws (the “Bylaws”) provide for our business to be managed by or under the direction of the Board of Directors. Pursuant to our Restated Certificate of Incorporation, as amended, the number of members of our Board of Directors is fixed from time to time by the Board of Directors. The Board of Directors has voted to set the size of the Board of Directors at eight. On February 19, 2003, the Board of Directors voted to nominate Nicole S. Williams and George F. Poste (each as a Class III Director), for election at the Meeting for a term of three years, respectively, to serve until the 2006 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified. Unless the enclosed proxy withholds authority to vote for any of the directors named above, the shares represented by such proxy will be voted for the election of the above named nominees to directors of the Board.

Dr. Poste, Ms. Williams and Mr. Isaly constitute a class with a term which expires at this Meeting (the “Class III Directors”); Drs. Hecht and Noonan constitute a class with a term ending at the 2004 Meeting (the “Class I Directors”); and Drs. Tien, Levin and Mario constitute a class with a term ending at the 2005 annual meeting (the “Class II Directors”). On February 19, 2003, our Board of Directors voted to nominate George F. Poste for re-election and Nicole S. Williams for election at the upcoming Meeting for a term of three years to serve until the 2006 annual meeting of stockholders. Mr. Isaly has not sought re-election as a director. The current nominees, Dr. Poste and Ms. Williams, if confirmed, will serve until the Annual Meeting of Stockholders to be held in 2006, and until their respective successors have been elected and qualified. On December 2, 2002, Dale R. Pfost, Ph.D. resigned as Chairman of our Board of Directors, Chief Executive Officer and President.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

George F. Poste, DVM, Ph.D. (3)	59	Chairman, Board of Directors
Nicole S. Williams (3)(4)(5)	59	Director
Sidney M. Hecht, Ph.D. (1) (4) (5)	58	Director
Jeremy M. Levin, D.Phil., MB B.Chir (2) (4) (5)	50	Director
Ernest Mario, Ph.D. (2) (4)	64	Director
Kenneth D. Noonan, Ph.D. (1).	55	Director
Robert D. Tien, MD, MPH (2)	46	Director

(1)	Class I Director
(2)	Class II Director
(3)	Class III Director
(4)	Member of the Audit Committee
(5)	Member of the Compensation Committee

Sidney M. Hecht, Ph.D. has served as a member of our Board of Directors since 1995. He is currently the John W. Mallet Professor of Chemistry and Professor of Biology at University of Virginia and has served in each position since 1978. From 1981 to 1987, Dr. Hecht held concurrent appointments first as Vice President, Preclinical Research and Development, and then Vice President, Chemical Research and Development at SmithKline & French Laboratories, where he was appointed a Distinguished Fellow. From 1971 to 1979, he was Assistant Professor and then Associate Professor of Chemistry at the Massachusetts Institute of Technology. Dr. Hecht received his B.A. in Chemistry from the University of Rochester and his Ph.D. in Chemistry from the University of Illinois.

Jeremy M. Levin, D.Phil., MB B.Chir. has served as a member of our Board of Directors since May 1998. From 1996 to 2000, Dr. Levin served as the Chairman of Physiome Sciences, Inc., and was appointed as Physiome Sciences’ Chief Executive Officer in 2000. From 1998 through 1999, he was Managing Director of Perseus Capital LLC and from 1992 to 1998, Dr. Levin served as the President and Chief Executive Officer of Cadus Pharmaceutical Corporation, where he also served as Chairman from 1996 to 1998. Prior to 1992, Dr. Levin was a Vice President at IG Laboratories, a wholly owned subsidiary of Genzyme Corporation. Dr. Levin has served on a number of public bioscience company boards and on the Executive Committee and the Emerging Companies Section of the Biotechnology Industry Organization and on the Board of Vialactia, an agricultural genetics company. Dr. Levin received an MB B.Chir. from the University of Cambridge and a D.Phil. in DNA structure from the University of Oxford.

Ernest Mario, Ph.D. has served as a member of our Board of Directors since March 2000. He is currently Chairman and Chief Executive Officer of Apothogen, Inc., a company he founded in October 2001. From 1993 to 2001, Dr. Mario served as Chairman and Chief Executive Officer of ALZA, a designer and producer of therapeutic drug delivery systems. From 1986 to 1993, Dr. Mario was at Glaxo, where his most recent position was Deputy Chairman and Chief Executive of Glaxo Wellcome. From 1977 to 1985, Dr. Mario worked with Squibb Corporation where he served most recently as President and Chief Executive Officer of its medical products division and as a member of the Board of Directors of the company. Dr. Mario currently serves as Chairman of the Board of the Duke University Health System and the American Foundation for Pharmaceutical Education. Dr. Mario received his B.S. degree in pharmacy from Rutgers University and his M.S. and Ph.D. degrees in physical science from the University of Rhode Island. Dr. Mario has indicated that he will be resigning from the board in 2003 to devote time to other obligations.

Kenneth D. Noonan, Ph.D. has served as a member of our Board of Directors since December 2001. He has been a partner, at London-based L.E.K. Consulting LLP since November 2001, where he focuses on the European life sciences industry. Prior to joining L.E.K., Dr. Noonan was the Senior Vice President of Corporate Development for Applera Corporation from 2000 to 2001 where he had corporate responsibility for strategy and transactions. Dr. Noonan has significant experience consulting to European life sciences companies first as the founder and managing director of The Wilkerson Group Ltd. (a specialist life science consultancy) and subsequently as Head of Booz-Allen and Hamilton’s European Pharmaceutical Practice from 1995 to 2000. Prior to becoming a consultant, Dr. Noonan was the Vice President of Technology Assessment and Business Development for CooperTechnicon Corp. and prior to that he was Director of Research and Development for BD Microbiology Systems. Dr. Noonan’s academic credentials include a Ph.D. in Biochemistry from Princeton University and a B.S. in Biology from St. Joseph’s University.

George F. Poste, DVM, Ph.D. has served as a member of our Board of Directors since March 2000. He currently serves as Chief Executive Officer of Health Technology Networks, a consulting group specializing in the impact of genetics, computing and other advanced technologies on healthcare research and development and Internet-based systems for healthcare delivery. From 1992 to 1999, Dr. Poste was President of Research and Development, Chief Science and Technology Officer and a member of the Board of Directors of SmithKline Beecham. Dr. Poste has been a non-executive chairman of diaDexus, LLC since 1997, the joint venture in molecular diagnostics between SmithKline Beecham and Incyte Pharmaceuticals, and a non-executive chairman of Structural GenomiX since 2000. He serves on the Board of Directors of Advance PCS since 2002 and Monsanto Company since April 2003. Dr. Poste received his degree in veterinary medicine and his Ph.D. in virology from the University of Bristol, England. He is a Board-certified pathologist and a Fellow of the Royal Society.

Robert M. Tien, M.D. M.P.H. has served as a member of our Board of Directors since February 2000. Since 1999, he has served as vice president of the American Academy of Anti-Aging Medicine. Dr. Tien has been a scientific advisor of Academia Sinica (Chinese Academy of Science) since 2002. He has several academic and hospital appointments, including faculty positions at the University of California, San Francisco and the University of California, San Diego. He has been a tenured professor at Duke University and was Director of Neuroradiology and Director of Neuro-MR from 1991 to 1996. He also held the position of senior consultant and head at National Ten Tock Seng Hospital in Singapore from 1996 to 1998. He has authored more than 180 papers and book chapters. Dr. Tien also edited a book by WB Saunders in 1997 titled: Limbic System: Normal Anatomy and Pathology. Dr. Tien received his B.S. and M.D. from the National Taiwan University and School of Medicine and his Master of Public Health from Harvard University Graduate School of Public Health.

Nicole S. Williams has served as a member of our Board of Directors since 2002. Ms. Williams has been the Executive Vice President and Chief Financial Officer of American Pharmaceutical Partners, Inc., a specialty pharmaceutical company, since 2002. In 1999, Ms. Williams formed The Nicklin Capital Group, Inc., a firm that managed investments for and provided consulting to a number of technology start-ups in the Chicago area, specializing in the health care industry. Ms. Williams has served as the President of the Nicklin Group since 1999. From 1992 to 1999, Ms. Williams was the Executive Vice President, CFO and Corporate Secretary of R.P. Scherer Corporation in Troy, Michigan. From 1987 to 1992, Ms. Williams was with SPSS, Inc. in Chicago, IL. She was EVP Worldwide Operations, CFO and Director of SPSS from 1990 to 1992. Prior to 1987 she has held various financial positions in several manufacturing companies in Chicago. She was elected to the Board of Lake Forest Graduate School of Management in 2001. Ms. Williams received her Demi-Licence es Science Politique from the University of Geneva, Switzerland, her Licence es Science Politique from the Graduate Institute of International Affairs, University of Geneva, Switzerland and her MBA from the Graduate School of Business, University of Chicago.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2002 there were eleven meetings of the Board of Directors, and the various committees of the Board of Directors met a total of eleven times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal year ended 2002.

Audit Committee. Our Audit Committee, which met seven times during the fiscal year ended December 31, 2002, has five members: Dr. Hecht (Chairman), Ms. Williams, Dr. Levin, Mr. Isaly and Dr. Mario. Ms. Williams is qualified as our Audit Committee financial expert. The Audit Committee reviews the engagement of our independent accountants, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. Please see also the report of the Audit Committee set forth elsewhere in this Proxy Statement.

Compensation Committee. Our Compensation Committee, which met four times during the fiscal year ended December 31, 2002, has four members: Dr. Hecht (Chairman), Ms. Williams, Mr. Isaly and Dr. Levin. The Compensation Committee reviews, approves and makes recommendations on our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. Please see also the report of the Compensation Committee set forth elsewhere in this Proxy Statement.

Nominating Committee. Our Nominating Committee did not meet during the fiscal year ended December 31, 2002. The Nominating Committee, which includes Drs. Mario and Levin, and Ms. Williams consults with all other members of the Board of Directors, makes recommendations to the full Board as to the size and composition of the Board and makes recommendations as to particular nominees

Compensation Committee Interlocks and Insider Participation. Dr. Hecht, Ms. Williams, Mr. Isaly and Dr. Levin, all of whom are non-employee directors, constitute our compensation committee. None of our executive officers serve as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Compensation of Directors

Our policy is to pay our directors $3,000 per meeting for each Board meeting attended and $500 per meeting for each committee meeting attended. We also reimburse our directors for expenses incurred in attending Board of Directors meetings and committee meetings.

George F. Poste has served as Chairman of the Board of Directors and has also performed certain policy-making duties previously performed by our former Chief Executive Officer. We have agreed to compensate Dr. Poste for the performance of these duties in addition to the compensation that Dr. Poste earned for his services as Chairman of the Board of Directors. We are obligated to pay Dr. Poste $5,000 per day of service as Chairman of the Board of Directors and $1,500 for each travel day and overnight stay he is required to spend in order to attend to Company business other than Board of Director meetings. Any payments Other than reimbursement for travel days and expenses in excess of $250,000 during this twelve month period requires the approval of the Board of Directors. Dr. Poste also received two grants of non-qualified options giving him the right to purchase 150,000 shares of common stock: one option grant priced at fair market value to purchase 100,000 shares of the Company’s common stock with an exercise price of $0.75, a third of which vested immediately upon grant; and one option grant to purchase 50,000 shares of the Company’s common stock with an exercise price of $2.50. In addition, Dr. Poste is entitled to receive an additional $5,000,000 of director and officer issurance coverage over and above the level established for our other directors and officers. Dr. Poste is also entitled to reimbursements of up to $10,000 for administrative assistance through September 23, 2003 and reimbursement of $5,000 for administrative assistance in 2004 and 2005. In the event of a change in control in our company, consolidation, merger or sale exchange or other transfer of substantially all of the assets of our company on or before September 23, 2003, the non-qualified stock option grant subject to the agreement will immediately vest. Furthermore, if such change of control occurs and Dr. Poste is removed from his position as Chairman of the Board of Directors, then we are obligated to pay him a severance fee of $250,000.

Dr. Poste’s aggregate compensation for the fiscal year ending December 31, 2002 is outlined below in “Employment Contracts, Termination of Employment and Change-in-Control Arrangements”. For the fiscal year ending December 31, 2002, Dr. Poste received a total of $173,469, including regular board attendance fees and expense reimbursement.

Directors are eligible to receive periodic grants of options to purchase shares of our Common Stock under the our 2000 Employee, Director and Consultant Stock Plan (the “2000 Plan”). Additionally, directors have received shares of Common Stock under our 1995 Stock Incentive Plan (the “1995 Plan” and, together with the 2000 Plan, the “Plans”). Under each of the Plans, the Board has the discretion to determine the grant of options to any non-employee director at an exercise price equal to the fair market value of the Common Stock on the grant date. Options issued under the Plans typically vest in 36 equal monthly installments over a period of three years or 48 equal monthly installments over a period of four years, in each case, commencing on the last day of the month in which the option was granted. Each option terminates on the earlier of (i) ten years after the date of grant or (ii) the date that is three months after the optionee ceases to serve as a director (or twelve months, if service ends due to death or disability). The exercisability of options granted to directors under the Plans will be accelerated upon an acquisition or a change of control of the Company. Under the terms of the 2000 Plan, we granted (i) Dr. Poste options to purchase 100,000 shares on September 23, 2002 at an exercise price of $0.75 per share, and options to purchase 50,000 shares on October 1, 2002 at an exercise price of $2.50 per share and (ii) Ms. Williams options to purchase 5,000 shares on June 5, 2002 at an exercise price of $1.29 per share.

Executive Officers

The names of, and certain information regarding, our executive officers who are not also directors are set forth below.

Name	Age	Position

Andrew P. Savadelis	46	Chief Financial Officer, Secretary and Senior Vice President Finance

Andrew P. Savadelis, has served as our Chief Financial Officer, Senior Vice President, Finance since September 2002. From January 2002 through September 2002, he was a Principal at Stratus Photonics Inc., a startup developer of optical signal conditioning products. From September 2000 to January 2002, Mr. Savadelis served as Chief Financial Officer and Executive Vice President, Finance for eMagin Corporation. Prior to this, Mr. Savadelis served as Treasurer, Senior Director of Mergers and Acquisitions and Assistant Secretary for ANADIGICS, Inc., from 1993 to 2000. From 1986 to 1993, Mr. Savadelis held several different positions at Bristol-Myers Squibb Company. Mr. Savadelis received his B.S. in biology from Albright College and his M.B.A. from Cornell University.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of the four other most highly compensated executive officers who were employed by us at the end of December 31, 2002 (collectively, the “named executive officers”) for services rendered to us in all capacities during the fiscal years ended December 31, 2002. This table includes two executives who would have been among the four most highly compensated executive officers except for the fact that neither of them were serving as executive officers of the Company as of the end of December 31, 2002.

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		Securities Underlying Options	All Other Compensation

Andrew P. Savadelis Chief Financial Officer and Senior Vice President, Finance	2002	$65,384	$ –		$ 3,269	(1)	150,000	$ –

Dale R. Pfost, Ph.D.	2002	$336,678	$ –		$33,667	(2)	–	$98,954	(3)
Former President and	2001	$365,750	$79,233		$36,575	(4)	200,575	$5,009	(5)
Chief Executive Officer(6)	2000	$350,000	$326,250	(7)	$35,000		630,000	$3,699	(8)

Donald R. Marvin	2002	$302,431	$62,294		$15,121	(9)	10,000	$91,702	(10)
Former Senior VP,	2001	$291,500	$96,250		$25,075	(11)	140,650	$4,383	(12)
Corporate Development, Chief Operating Officer and Chief Financial Officer (16)	2000	$275,000	$213,750	(13)	$13,750	(14)	490,000	$5,095	(15)

(1)	Represents payment made by the Company into a retirement account for the benefit of Mr. Savadelis.

(2)	Represents payment made by the Company into a retirement account for the benefit of Dr. Pfost.

(3)	Includes payment in the amount of $94,954 to Dr. Pfost for his unused vacation, pursuant to Dr. Pfost’s Termination of Employment Agreement, and contributions under our 401(k) Plan for the benefit of Dr. Pfost.

(4)	Represents payment made by the Company into a retirement account for the benefit of Dr. Pfost.

(5)	Includes our payment of a premium in the amount of $1,609 for a term life insurance policy for the benefit of Dr. Pfost’s family valued at $1,113,000, which supplemented our standard insurance policy for our employees to make Dr. Pfost’s life insurance benefits commensurate with the benefits offered to all of our employees. Also includeed a $3,400 contribution under our 401(k) Plan for the benefit of Dr. Pfost.

(6)	Dale Pfost resigned as President and Chief Executive Officer on December 2, 2002.

(7)	Includes a $60,000 accrued bonus earned for services performed in fiscal 1998 and a $200,000 bonus earned in fiscal 2000 for the completion of the Series E Convertible Preferred Financing.

(8)	Included our payment of a premium in the amount of $299 for a term life insurance policy for the benefit of Dr. Pfost’s family valued at $550,000. This insurance policy supplemented our standard insurance policy for our employees to make Dr. Pfost’s life insurance benefits commensurate with the benefits offered to all of our employees. Also included a $3,400 contribution under our 401(k) Plan for the benefit of Dr. Pfost.

(9)	Represents payment made by the Company into a retirement account for the benefit of Mr. Marvin.

(10)	Includes payment in the amount of $87,702 to Mr. Mavin for his unused vacation, pursuant to the terms of Mr. Mavin’s Termination of Employment Agreement, and contributions under our 401(k) Plan for the benefit of Mr. Marvin.

(11)	Represents payment made by the Company into a retirement account for the benefit of Mr. Marvin.

(12)	Includes our payment of a premium in the amount of $983 for a voluntary life insurance policy for the benefit of Mr. Marvin’s family valued at $874,500. This insurance policy supplemented our standard insurance policy for our employees to make Mr. Marvin’s life insurance benefits commensurate with the benefits offered to all of our employees. Also included a $3,400 contribution under our 401(k) Plan for the benefit of Mr. Marvin.

(13)	Includes a $11,250 accrued bonus earned for services performed in fiscal 1998 and a $150,000 bonus earned in fiscal 2000 for the completion of the Series E Convertible Preferred financing.

(14)	Amount represents our payment into an accrued retirement account for Mr. Marvin.

(15)	Included our reimbursement of a premium in the amount of $1,695 for a term life insurance policy for the benefit of Mr. Marvin’s family valued at $325,000. This insurance policy supplemented our standard insurance policy for our employees to make Mr. Marvin’s life insurance benefits commensurate with the benefits offered to all of our employees. Also included a $3,400 contribution under our 401(k) Plan for the benefit of Mr. Marvin.

(16)

As of October 1, 2002, Mr. Marvin ceased to serve as our Senior Vice President, Corporate Development, Chief Operating Officer, and Chief Financial Officer and became the general manager of our Orchid Diagnostics business unit.

We do not currently have a Chief Executive Officer. While we continue our recruitment efforts to find a Chief Executive Officer, George F. Poste has performed certain policy-making duties that would ordinary be performed by a Chief Executive Officer. Dr. Poste’s compensation is described under the sections, “Compensation of Directors” on page 13, “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” on page 18, and “Certain Relationships and Related Transitions” on page 24 of this proxy statement.

Option Grants in Last Fiscal Year

The following table sets forth information regarding each stock option granted during fiscal year 2002 to each of the named executive officers.

			Individual Grants

			% of Total			Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted (1)		Options Granted to Employees in 2002	Exercise or Base Price ($/Share)(1)	Expiration Date	5%	10%

Andrew P. Savadelis	150,000	(3)	10.28%	$0.69	9/26/12	$65,091	$164,952

Dale R. Pfost	–		–	–	–	–	–

Donald R. Marvin	10,000	(4)	0.69%	$2.43	4/2/2012	$15,282	$38,728

(1)	The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(2)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from grant date to the expiration date). We calculate this assuming that the fair market value of our Common Stock on the grant date appreciates at the indicated annual rate of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionee’s continued employment through the option period and the date on which the options are exercised.

(3)	The options granted are incentive stock options under the Orchid BioSciences, Inc. 2000 Employee, Director and Consultant Stock Plan, of which 50,000 shares were immediately exercisable, with the remaining 100,000 shares scheduled to be exercisable in equal monthly installments thereafter over a period of 4 years. The options are subject to a change in control provision in which all remaining unvested options will vest upon a change of control of our company involving the sale of all of our assets that results in the termination of Mr. Savadelis’ employment.

(4)	This option grant was made in connection with the performance review of Mr. Marvin’s performance during 2001. This options granted are incentive stock options under the Orchid BioSciences, Inc. 2000 Employee, Directors and Consultant Stock Plan. These options were to vest in equal monthly installments over a period of 4 years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This options granted are incentive stock options under the Orchid BioSciences, Inc. 2000 Employee, Directors and Consultant Stock Plan. These options were to vest in equal monthly installments over a period of 4 years.

The following table provides information regarding the exercises of options by each of the named executive officers during the fiscal year ended December 31, 2002. The table also shows the aggregate value of options held by each executive officer named in the Summary Compensation table as of December 31, 2002. The value of the unexercised in-the-money options at fiscal year end is based on a value of $0.50 per share, the closing price of our stock on the Nasdaq National Market System on December 31, 2002, less the exercise price.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End
Name	Shares Acquired On Unexercised	Value Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Andrew P. Savadelis	–	–	58,333	91,667	$ –	$ –

Dale R. Pfost	2,000	$2,300	642,839		$ –	$ –

Donald R. Marvin	–	–	22,798	467,950	$ –	$ –

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

Corporate 401(k) Plan

We sponsor a 401(k) plan covering employees who meet certain defined requirements. Under the terms of our 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code and we may match a percentage of employee contributions, on a discretionary basis, as determined by our Board of Directors. We may make other discretionary contributions to the 401(k) plan, although pursuant to a determination by our Board of Directors, we currently match 50% of the first 4% of employee contributions.

Executive Deferred Compensation Plan

We have established an executive deferred compensation plan, which became effective on February 3, 1999. It was established primarily for the purpose of providing deferred compensation for our executive officers, directors and highly compensated employees. Participants in the plan are permitted to defer receipt of, and income taxation on, up to 50% of their regular base salary and all or any portion of any bonus until they terminate their employment with us.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On September 23, 2002, we entered into a compensation agreement with George F. Poste, DVM, Ph.D. to serve as our Chairman of the Board for a 12 month term at a rate of $5,000 per day of service as Chairman of the Board of Directors and $1,500 for each travel day and over night stay he is required to spend in order to attend Company business other than Board of Director meetings. Payments other than reimbursement for travel days and expenses under the agreement are subject to a limit of $250,000 within the twelve month period ending on September 23, 2003. Any amount to be paid to Dr. Poste in excess of the limit requires prior approval from the Board of Directors. In addition, Dr. Poste is entitled to receive an additional $5,000,000 of director and officer insurance coverage over and above the level established for our other directors and officers. Dr. Poste is also entitled to reimbursements of up to $10,000 for administrative assistance through September 23, 2003 and reimbursement of $5,000 for administrative assistance in 2004 and 2005. In accordance with the compensation agreement, we granted Dr. Poste (a) non-qualified stock options to purchase an aggregate of 100,000 shares of our common stock, at a purchase price of $0.75 per share, subject to the following vesting schedule: one-third of such shares vested immediately, one-third is scheduled to vest 12 months from the date of grant, and the remaining one-third is scheduled to vest in equal quarterly installments over the following two years. On October 1, 2002, we also granted to Dr. Poste 50,000 shares of our Common Stock at a purchase price of $2.50 per share. In the event of a change in control in our company, consolidation, merger, sale, exchange or other transfer of substantially all of the assets, of our company on or before September 23, 2003, all unvested non-qualified stock options subject to the agreement will immediately vest. Furthermore, if such change of control occurs on or before September 23, 2003 and Dr. Poste is removed from his position as Chairman of the Board of Directors, then we are obligated to pay him a severance fee of $250,000.

On September 26, 2002, we entered into an at-will employment arrangement with Andrew P. Savadelis pursuant to which he will serve as our Chief Financial Officer with an annual salary of $250,000. Under the terms of the agreement, if at any time we choose to terminate the agreement for reasons other than gross misconduct, Mr. Savadelis’ voluntary resignation, retirement, death or disability, then we will pay to Mr. Savadelis an equivalent of six months of Mr. Savadelis’ base salary and COBRA reimbursement, subject to regular taxes and withholdings. In accordance with our agreement, we granted to Mr. Savadelis incentive stock options for 150,000 shares of our Common Stock at a purchase price of $0.69 per share, 50,000 of which immediately vested, with the remaining 100,000 subject to vesting in equal monthly installments for a period of four years. In the event of a sale of all of the assets of our company that results in the termination of Mr. Savadelis’ employment, all of Mr. Savadelis’ unvested options subject to the agreement will immediately vest on the date that his employment terminates. Furthermore, in the event of such a sale, we will continue to pay compensation to Mr. Savadelis for a period of 6 months beyond the date that his employment terminates.

Dr. Pfost’s Severance Agreement

On December 2, 2002, Dr. Pfost resigned from his position as our President and Chief Executive Officer. In connection with his resignation, Dr. Pfost entered into a Termination of Employment Agreement, dated December 9, 2002 with us. Under the Termination of Employment Agreement, Dr. Pfost is entitled to: (a) severance payment at a rate equal to Dr. Pfost’s most recent annualized salary of $365,750 payable over an 18 month period; (b) medical insurance coverage under our insurance policy for up to 18 months; (c) reimbursement by us for up to $1,000 per year and a total of up to $1,500 during the 18 month period beginning on December 9, 2002 to pay for premiums on a life insurance policy and (d) immediate vesting of all remaining unvested options that would have become exercisable by Dr. Pfost on or before December 2, 2003. Dr. Pfost may exercise these unvested options on or before September 30, 2004. As a condition to receiving the payments outlined above, Dr. Pfost has agreed, among other things, not to compete with us for a period of one year and has waived his right to bring any claims against us.

Mr. Marvin’s Severance Agreement

On October 1, 2002, Mr. Marvin ceased to serve as Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company, but continued as acting general manager of our Orchid Diagnostics business unit. Mr. Marvin entered into a Termination of Employment Agreement, dated December 9, 2002, with the Company. Under the Termination of Employment Agreement, Mr. Marvin is entitled to: (a) a severance payment at a rate equal to Mr. Marvin’s most recent annualized salary of $306,075 payable over an 18 month period; (b) reimbursement by us for medical insurance premiums incurred by Mr. Marvin for up to 18 months of medical insurance coverage; and (c) immediate vesting of all of Mr. Marvin’s remaining unvested options that would have become exercisable by Mr. Marvin on or before January 31, 2004, which options may be exercised up to September 30, 2004. However, the option grant for an aggregate of 160,000 shares that Mr. Marvin received on February 16, 2000 shall be treated in accordance with the terms upon which they were originally granted. As a condition of receiving the payments outlined above, Mr. Marvin has agreed, among other things, not to compete with us for a period of a one year and has waived his right to bring any claims against us.

Performance Graph

The following graph compares the annual percentage change in our cumulative total stockholder return on the Common Stock during a period commencing on May 5, 2000 and ending on December 31, 2002 (as measured by dividing (A) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period; by (B) the share price at the beginning of the measurement period) with the cumulative total return of broad equity market index of NASDAQ and the peer issuers during such period. The comparison assumes $100 invested at the per share closing price on the Nasdaq National Market in Orchid and each of the indices since May 5, 2000. We have not paid any dividends on the Common Stock, and no dividends are included in the representation of our performance. The stock price performance on the graph below is not necessarily indicative of future price performance. Prior to May 5, 2000, our Common Stock was not publicly traded. Comparative data is provided only for the period since that date. This graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. We obtained the information used on the graph from Media General Financial Services, a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

			FISCAL QUARTER ENDING

COMPANY/INDEX/MARKET	5/05/2000	6/30/2000	9/29/2000	12/29/2000	3/30/2001	6/29/2001
Orchid BioSciences Inc.	100.00	347.14	310.86	128.00	43.43	69.94
Peer Group Index	100.00	158.39	145.07	90.58	45.50	71.23
NASDAQ Pharmaceutical Index	100.00	117.87	129.42	107.85	79.36	99.96

			FISCAL QUARTER ENDING

COMPANY/INDEX/MARKET	9/28/2001	12/31/2001	3/28/2002	6/28/2002	9/30/2002	12/31/2002
Orchid BioSciences Inc.	20.01	50.29	23.68	12.07	5.58	4.57
Peer Group Index	33.95	54.83	36.99	23.03	14.65	14.17
NASDAQ Pharmaceutical Index	79.67	91.59	81.98	56.97	51.51	56.32

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

This report is submitted by our Compensation Committee, which is responsible for establishing and administering our executive compensation policies and stock option plans. This committee is composed of Drs. Sidney M. Hecht (Chairman), Jeremy M. Levin, Mr. Samuel D. Isaly and Ms. Nicole S. Williams, none of whom have ever been officers or employees of the Company. This report addresses the compensation policies as they affected our executive officers during the fiscal year ending December 31, 2002.

Compensation Philosophy

We believe that compensation of our executive officers should:

•	Encourage creation of Stockholder value and achievement of strategic corporate objectives;

•	Integrate compensation with our annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives;

•	Provide a competitive total compensation package that enables the Company to attract and retain high caliber personnel on a long-term basis;

•	Provide total compensation opportunity that is competitive with companies in the biopharmaceutical and biotechnology industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•	Align the interests of management and Stockholders and enhance Stockholder value by providing management with longer term incentives through equity ownership by management; and

•	Provide fair compensation consistent with internal compensation programs.

Salary.    Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biopharmaceutical and biotechnology industries. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. We, on the basis of our knowledge of executive compensation in the industry, believe that our salary levels for the executive officers are at a level that we, at the time such salary determinations were made, consider to be reasonable and necessary given our financial resources and the stage of our development. In March 2002, we set annual salaries for 2002. We review salaries on an annual basis. The most recent annual review occurred in March 2003. During these reviews, we may change each executive officer’s salary based on the individual’s contributions and responsibilities over the prior 12 months and any change in median comparable company pay levels.We made a determination in late 2002 that for our upcoming annual review scheduled for March 2003, we would not effect any merit increases or pay cash bonuses for our executive officers.

Cash Bonus.    We annually review each executive officer’s bonus, our aggregate bonus pool and the bonus allocations by employee position. Payment of a cash bonus is tied to the accomplishment of specific corporate milestones set at the beginning of the year and to each individual officer’s year-end performance review. However, no cash payments for bonuses were paid to excutive officers for achievements in 2002.

Equity Incentives.    We intend that certain compensation paid to management in 2002, including stock options, be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code. We believe that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of our stock, the best interests of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when we perform our annual salary review each March, although we may grant options at other times in recognition of exceptional achievements. Executives receive value from these grants only if our Common Stock appreciates over the long term. Option grants generally vest over four years and are made at 100% of fair market value on the date of grant. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and our knowledge of industry practice. We granted options to purchase an aggregate of 160,000 shares of our Common Stock to our executive officers in 2002.

CHIEF EXECUTIVE OFFICER COMPENSATION

We do not currently have a Chief Executive Officer. In the fiscal year ending December 31, 2002, we paid an aggregate of $431,632 in compensation to Dr. Dale F. Pfost for his services as our President and Chief Executive Officer through December 2, 2002, the date of his resignation. We did not grant stock options to Dr. Pfost during the fiscal year ending December 31, 2002. Payments to Dr. Pfost in connection with his Termination of Employment Agreement are described above in “Employment Agreements, Termination of Employment and Change-in-Control Arrangements”.

Dr. George F. Poste has been Chairman of the Board of Directors and has been performing certain policy-making duties in the absence of a Chief Executive Officer of the Company since September 2002. His compensation for fiscal year ended 2002 is consistent with the criteria described above and with our evaluation of his overall leadership and management of the Company. In setting Dr. Poste’s compensation for 2002, we considered Dr. Poste’s performance as a member of our Board of Directors since March 2000 in advancing the development and growth of the Company and our achievement of specific corporate objectives. In addition, we considered Dr. Poste’s extensive experience in management and research with organizations such as Health Technology Networks, SmithKline Beecham, diaDexus, LLC, Structural GenomiX, Maxygen, Inc. and Illumina, Inc. We determined that Dr. Poste’s achievements and experience were vital to the Company’s future growth and could assist the Company in enhancing Stockholder value and, accordingly, determined to reward Dr. Poste for his efforts on our behalf. In addition,we also granted Dr. Poste options, exercisable at the fair market value on the date of grant, to purchase shares of the Company’s common stock. Dr. Poste’s compensation for 2002 is described in “Employment Contracts, Termination of Employment and Change-in-Control Arrangements”.

FEDERAL TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (the “Code”) limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m).

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, we believe that at the present time it is quite unlikely that the compensation currently paid or awarded to any executive officer will be subject to Section 162(m) deduction limits. Therefore, we have not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as “performance-based compensation.” We intend to continue to evaluate the effects of the statute and any applicable Treasury regulations and to avoid the limitations of Section 162(m) in the future to the extent consistent with our best interests.

CONCLUSION

Through the plans described above, a significant portion of Orchid’s compensation program and Dr. Poste’s compensation is contingent on the accomplishment of the Company’s strategic objectives. Furthermore, the realization of compensation benefits is also linked to return on investment and the long term growth in stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

Members of the Compensation Committee
Sidney M. Hecht, Chairman
Samuel D. Isaly
Jeremy M. Levin
Nicole S. Williams

REPORT OF AUDIT COMMITTEE

The Audit Committee, which consists entirely of “independent directors” as defined by NASD Rule 4200(a)(14), assists the Board of Directors in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. Our roles and responsibilities are set forth in a written Charter adopted by the Board of Directors (the “Charter”). We review and reassess the Charter annually and recommend any changes to the Board of Directors for approval. In fulfilling our responsibilities for the financial statements for fiscal year 2002, we took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with management;

•	Discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by statement on auditing standards No. 61, as amended and supplemented, relating to the conduct of the audit; and

•	Received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1.

We further discussed with KPMG LLP their independence. We also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that we determined to be appropriate.

Based on our review of the audited financial statements and discussions with management and KPMG LLP, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Sidney M. Hecht, Chairman
Samuel D. Isaly
Jeremy M. Levin
Ernest Mario
Nicole S. Williams

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 2001, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.

On September 23, 2002, we entered into a compensation agreement with George F. Poste, DVM, Ph.D. to serve as our Chairman of the Board for a 12 month term at a rate of $5,000 per day of service as Chairman of the Board of Directors and $1,500 for each travel day and over night stay he is required to spend in order to attend to Company business other than Board of Director meetings. Payments under the agreement are subject to a limit of $250,000 within the twelve month period ending on September 23, 2003. Any amount to be paid to Dr. Poste in excess of the limit requires prior approval from the Board of Directors. In addition, Dr. Poste is entitled to receive an additional $5,000,000 director and officer insurance coverage over and above the level established for our other directors and officers. Dr. Poste is also entitled to reimbursements of up to $10,000 for administrative assistance through September 23, 2003 and reimbursement of $5,000 for administrative assistance in 2004 and 2005. In accordance with the compensation agreement, we granted Dr. Poste (a) non-qualified stock options to purchase an aggregate of 100,000 shares of our common stock, at a purchase price of $0.75 per share, subject to the following vesting schedule: one-third of such shares vested immediately, one-third is scheduled to vest 12 months from the date of grant, and the remaining one-third is scheduled to vest in equal quarterly installments over the following two years. On October 1, 2002, we also granted to Dr. Poste 50,000 shares of our Common Stock at a purchase price of $2.50 per share. In the event of a change in control in our company, consolidation, merger, sale, exchange or other transfer of substantially all of the assets of our Company on or before September 23, 2003, all unvested non-qualified stock options subject to the agreement will immediately vest. Furthermore, if such change of control occurs on or before September 23, 2003 and Dr. Poste is removed from his position as Chairman of the Board of Directors, then we are obligated to pay him a severance fee of $250,000.

On September 26, 2002, we entered into an at-will employment arrangement with Andrew P. Savadelis pursuant to which he will serve as our Chief Financial Officer with an annual salary of $250,000. Under the terms of the agreement, if at any time we choose to terminate the agreement for reasons other than gross misconduct, Mr. Savadelis’ voluntary resignation, retirement, death or disability, then we will pay to Mr. Savadelis an equivalent of six months of Mr. Savadelis’ base salary and COBRA reimbursement, subject to regular taxes and withholdings. In accordance with our agreement, we granted to Mr. Savadelis incentive stock options for 150,000 shares of our Common Stock at a purchase price of $0.69 per share, 50,000 of which immediately vested, with the remaining 100,000 subject to vesting in equal monthly installments for a period of four years. In the event of a sale of all of the assets of our company that results in the termination of Mr. Savadelis’ employment, all of Mr. Savadelis’ unvested options subject to the agreement will immediately vest on the date that his employment terminates. Furthermore, in the event of such a sale, we will continue to pay compensation to Mr. Savadelis for a period of 6 months beyond the date that his employment terminates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that a Form 4 stating a change in beneficial ownership for George F. Poste as to option grants made in September and October 2002 was filed with the SEC on February 28, 2003.

An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of directors, officers and 10% shareholders who did not file a Form 5 unless we have obtained a written statement that no filing is required.

ELECTION OF DIRECTORS

(Notice Item 1)

On February 19, 2003 the Board of Directors nominated Nicole S. Williams and George F. Poste for election at the Meeting. The Board of Directors currently consists of eight members, classified into three classes as follows: Sidney M. Hecht and Kenneth D. Noonan constitute a class with a term ending in 2004 (the “Class I directors”); Jeremy M. Levin, Ernest Mario and Robert D. Tien constitute a class with a term ending in 2005 (the “Class II directors”); and Samuel Isaly, Nicole S. Williams and George F. Poste constitute a class with a term which expires at the Meeting (the “Class III directors”). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted (i) to set the size of the Board of Directors at eight members and (ii) to nominate Nicole S. Williams and George F. Poste for election at the Meeting for a term of three years to serve until the 2006 annual meeting of Stockholders, and until their respective successors are elected and qualified. Mr. Isaly has not sought re-election as a director. The Class I directors (Sidney M. Hecht and Kenneth D. Noonan) and the Class II directors (Jeremy M. Levin, Ernest Mario and Robert D. Tien) will serve until the annual meetings of Stockholders to be held in 2004 and 2005, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Nicole S. Williams and George F. Poste. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the vote of the shares cast at the Meeting is required to elect each nominee as a director.

OUR BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MS. WILLIAMS AND DR. POSTE AS CLASS III DIRECTORS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

APPROVAL OF OUR 2003 EMPLOYEE STOCK PURCHASE PLAN

(Notice Item 2)

Our 2003 Employee Stock Purchase Plan (the “ESPP”) was approved by the Board of Directors on April 23, 2003, subject to approval by our stockholders. A copy of our ESPP is attached to this Proxy Statement as Appendix A. Our ESPP is intended to encourage ownership of shares of our Common Stock by our employees and to provide an additional incentive to employees to promote our success. Approximately 500 persons will be eligible to participate in the ESPP.

Description of Principal Features of our ESPP

The ESPP is administered by the Compensation Committee. Unless otherwise determined by the Compensation Committee, employees of the Company working for more than five months per calendar year and 20 hours or more per week are eligible to participate. Employees who own more than 5% of our stock may not participate. To participate, an employee authorizes a deduction of between 1% and 15% of his or her paycheck, beginning on the first day of each offering period. The ESPP is comprised of a twenty-four month offering period and four six-month accumulation periods within an offering period. The offering periods begin on January 1 and July 1, except that the first offering period shall commence on August 1, 2003 and end on June 30, 2005. The accumulation periods shall consist of six-month periods beginning each January 1 and July 1, except that the first accumulation period shall begin on August 1, 2003 and end on December 31, 2003. At the beginning of an offering period, each participant receives an option to purchase shares of Common Stock at the end of each accumulation period, at an exercise price equal to the lesser of 85% of (i) the fair market value of the Common Stock on the last trading day before the start of the applicable offering period (however, in the case of the first offering period the fair market value of the Common Stock on August 1, 2003), or (ii) the fair market value of the Common Stock on the last trading day of the accumulation period (the “Employee Share Price”). The maximum number of shares that may be purchased by any participant in an accumulation period is 25,000 shares. No participant may purchase shares having an aggregate fair market value greater than $25,000 in any calendar year. The value is determined based on the fair market value of the Company’s Common Stock at the beginning of an offering period.

A total of 2,500,000 shares of our Common Stock is reserved for issuance under the ESPP. The number is subject to adjustment for stock splits and other similar events. In addition, as of January 1 each year, beginning January 1, 2005 and ending January 1, 2007, the number of shares of Common Stock reserved for issuance under the ESPP will be increased automatically by the lesser of: (i) 2% of the total number of shares of Common Stock then outstanding; or (ii) 250,000 shares.

An eligible employee may join the ESPP at the start of any offering period and may withdraw from the ESPP at any time prior to the last day of an accumulation period. However, if the Employee Share Price is lower at the start of a new offering period than it was at the start of the continuing offering period, then the participant will automatically be re-enrolled into the new offering period. In addition, before a new offering period begins, the Company may determine that all participants become re-enrolled in such new offering period.

Options granted to a participant under the ESPP may not be transferred other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

The ESPP may be amended, suspended or terminated at any time by the Board of Directors. Amendments effecting any increase in the number of shares available under the ESPP and any other amendment to the extent required by applicable law or regulation shall be subject to the approval of our stockholders.

Certain Federal Income Tax Consequences

Set forth below is a discussion of certain U.S. federal income tax consequences with respect to awards that may be granted pursuant to the ESPP. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the ESPP.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. In general, a participant will not recognize U.S. taxable income upon enrolling in the ESPP or upon purchasing shares of Common Stock. Instead, if a participant sells Common Stock acquired under the ESPP for an amount that exceeds the Employee Share Price, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the Employee Share Price, partially as ordinary income and partially as capital gain, depending upon the date of the sale. If the participant sells the Common Stock more than one year after acquiring it and more than two years after the beginning of the applicable offering period, and the sale price of the Common Stock is higher than the Employee Share Price, then the participant will recognize ordinary income in an amount equal to the lesser of (i) 15% of the fair market value of the Common Stock at the beginning of the offering period; and (ii) the excess of the sale price of the Common Stock over the Employee Share Price. The balance of the income will be treated as long-term capital gain. If the sale price of the Common Stock is less than the Employee Share Price, then the participant will recognize long-term capital loss in an amount equal to the excess of the Employee Share Price over the sale price of the Common Stock.

If the participant sells the Common Stock within one year after acquiring it or within two years after the beginning of the applicable offering period (a “Disqualifying Disposition”), then the participant will recognize as ordinary compensation income an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the Employee Share Price plus either (i) capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or (ii) capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant held the Common Stock for a shorter period.

The offerings of Common Stock under the ESPP will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the ESPP will have any federal income tax consequences to the Company except that the Company will be entitled to a compensation deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations on deductions for certain employee remuneration contained in Section 162(m) of the Internal Revenue Code.

New Plan Benefits

The amounts of future purchases under the ESPP are not determinable because purchases are based upon elections made by the participants. Future purchase prices are not determinable because they are based upon the fair market value of our common stock.

Vote

A majority of the shares cast must vote FOR the proposal in order to adopt the 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan.

Our Board of Directors believes that approval of the ESPP is advisable in order to encourage ownership of shares of Common Stock by employees of the Company.

OUR BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ESPP.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 3)

Our Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2003. The Board proposes that the Stockholders ratify this appointment. KPMG LLP audited the Company’s financial statements for the fiscal year ended December 31, 2002. The Company expects that representatives of KPMG LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by KPMG LLP for the year ended December 31, 2002:

Audit Fees (excluding audit related services)(1)	$330,000

Financial Information Systems Design and Implementation (2)	$0

All Other Fees:
Audit Related Fees (3)	$146,300
Other Non-Audit Services (4)	238,800

Total	$715,100

(1)	Such amount includes professional services rendered in connection with the audit of our consolidated financial statements for the most recent fiscal year and the reviews of the condensed consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2002.

(2)	KPMG LLP did not provide any professional services to us or our affiliates for the fiscal year ended December 31,, 2002 in connection with financial information systems design and implementation.

(3)	Such amount consists principally of services rendered in connection with reviewing various registration statements and issuing consents, certain accounting consultation, auditing of the financial statements of the employee benefit plan and certain acquisition related services.

(4)	Other non-audit related fees consisted of tax consulting and compliance services and due diligence assistance pertaining to acquisitions.

The Audit Committee has considered whether the provision of the services described above under the caption(s) Financial Information Systems Design and Implementation Fees and All Other Fees is compatible with maintaining KPMG LLP’s independence.

In the event that ratification of the appointment of KPMG LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

The affirmative vote of the majority shares cast affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE IN THE PROXY.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS

To be properly brought before our 2004 Annual Meeting of Stockholders, your proposal must be delivered to our Secretary no earlier than March 15, 2004 nor later than the close of business on April 13, 2004, unless the scheduled date of the 2004 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 14, 2004, in which case you must deliver your proposal to our Corporate Secretary no earlier than 90 days prior to and no later than 60 days prior to such Meeting or the close of business on the 10th day following our public announcement of the Meeting. Proposals received after that date will not be voted on at the Meeting. If a proposal is received before that date, the proxies that management solicits for the Meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy regulations of the Securities and Exchange Commission. All stockholder proposals should be marked for the attention of Corporate Secretary, Orchid BioSciences, Inc., 4390 US Route One, Princeton, New Jersey 08540.

Princeton, New Jersey
May 9, 2003

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (other than exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about the Company, is available on the internet at www.orchid.com and is available in paper form to beneficial owners of our Common Stock without charge upon written request to Investor Relations Office, Orchid BioSciences, Inc., 4390 US Route One, Princeton, New Jersey 08540.

ORCHID BIOSCIENCES, INC.

THIS PROXY IS BEING SOLICITED BY ORCHID BIOSCIENCES, INC.’S
BOARD OF DIRECTORS

The undersigned, hereby appoints Andrew P. Savadelis and Michael Spicer, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Orchid BioSciences, Inc. (the “Company”) registered in the name provided herein which the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders to be held at the headquarters of the Company, 4390 US Route One, Princeton, NJ 08540, at 10:00 a.m. local time on Thursday, June 12, 2003, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

This proxy when executed will be voted in the manner directed herein. If no direction is made with respect to a proposal, this Proxy will be voted FOR such proposal.

1.  Proposal to elect Nicole S. Williams and George F. Poste as Class III Directors.

Nicole S. Williams	FOR	WITHHOLD VOTE

George F. Poste	FOR	WITHHOLD VOTE

IF YOU DO NOT MARK EITHER OF THE BOXES ABOVE, YOUR PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE ABOVE NAMED NOMINEES.

2.  Proposal to approve the adoption of the 2003 Orchid BioSciences, Inc. Employee Stock Purchase Plan.

FOR	AGAINST	ABSTAIN

IF YOU DO NOT MARK ANY OF THE BOXES ABOVE, YOUR PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE APPROVAL OF THE 2003 ORCHID BIOSCIENCES, INC. EMPLOYEE STOCK PURCHASE PLAN.

3.  Proposal to ratify the appointment of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2003.

FOR	AGAINST	ABSTAIN

IF YOU DO NOT MARK ANY OF THE BOXES ABOVE, YOUR PROXY WILL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR THE ABOVE-NAMED PUBLIC ACCOUNTANT.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments thereof.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature_____________________	Date_______________________

Signature_____________________	Date_______________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND DATE ABOVE. YOU NEED NOT MARK ANY BOXES.

IF YOU ARE PLANNING ON ATTENDING THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE CHECK THE BOX BELOW.

I PLAN TO ATTEND	I DO NOT PLAN TO ATTEND

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